Exhibit 10.3
OPTION TO PURCHASE REAL ESTATE
     THIS OPTION (“Agreement”), is made and entered into as of the date of the last execution hereof, which date is the 22nd day of February , 2006 (the “Effective Date”), by and between the CITY OF SIKESTON, a Municipal Corporation, of the State of Missouri, hereinafter referred to as “Optionor” and BOOTHEEL AGRI-ENERGY, LLC., a Delaware Limited Liability Company, hereinafter referred to as “Optionee”. (Optionor and Optionee are collectively referred to herein as “Parties”, and individually as “Party”).
     WHEREAS, Optionor is the owner of that certain real property located in Scott County, Missouri, consisting of 158.42 acres, more particularly described in Exhibit “A” attached hereto and made a part hereof (the “Property”); and
     WHEREAS, in consideration for the Option Payment (as hereinafter defined), Optionor desires to grant to Optionee, an Option to Purchase the Property, as more particularly set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the Parties hereby agree as follows:
     1. GRANT Of OPTION. Optionor hereby grants to Optionee the exclusive option to purchase the Property upon the terms and conditions set forth herein (the “Option to Purchase”).
     2. OPTION PAYMENT. In consideration of the option herein granted, Optionee has paid to Optionor, the sum of Ten Thousand Dollars ($10,000.00) (the “Option Payment”).

     3. DURATION OF OPTION AND OPTION PAYMENT. The Option to Purchase shall run from the Effective Date through, and including, eighteen (18) months from the Effective Date (the “Option Period”). In the event Optionee consummates the Closing, the Option Payment will be applied to the purchase price as set forth in this Agreement. In the event that Optionee fails to deliver the Purchase Notice (as hereinafter defined), by the last day of the Option Period, Optionor shall be entitled to retain the Option Payment and the Option to Purchase shall terminate.
     4. OPTIONEE DUE DILIGENCE. In order for Optionee to determine if it will exercise the Option to Purchase during the Option Period, Optionee shall have full access to the Property to perform such tests (environmental, seismic or otherwise), examinations, surveys, reports and feasibility studies, which Optionee may deem necessary. Provided, however, Optionee shall be responsible for the cost of such tests, examinations, surveys, reports or studies and shall further be responsible to reasonably restore the Property to the condition that existed prior to such testing, examinations, etc. and to indemnify the Optionor for any crop damages sustained by the tenant during the due diligence testing, surveys, studies, etc. Optionee shall have the right to have any such crop damages valued by a commercial crop inspection or adjustment service.
     5. METHOD OF EXERCISE. Optionee may exercise the Option to Purchase the Property by notice to Optionor (the “Purchase Notice”), given no later than the last day of the Option Period.

     6. TERMS OF PURCHASE. Upon Optionee delivering the Purchase Notice, the Parties agree to consummate the purchase and sale of the Property according to the following terms:
(a)	Purchase Price. The purchase price for the Property will be Seven Hundred Ninety-Two Thousand One Hundred Dollars ($792,100,00), (the “Purchase Price”).

(b)	Time for Closing. The closing on the purchase of the Property (the “Closing”) will take place on a mutually agreeable date and time (the “Closing Date”) no later than sixty (60) days after the date of the Purchase Notice. The Closing will take place at a mutually agreeable location.

(c)	Closing Costs. Optionor shall pay one-half (1/2) of the costs of obtaining an Owner’s Policy of Title Insurance on the Property, the cost of preparation of Optionor’s Warranty Deed, the cost of preparation of any documents prepared on Optionor’s behalf and one-half (1/2) of the Closing costs of the transaction. Optionee shall pay the cost of obtaining any Mortgagee’s Policy of Title Insurance, the cost of recording of Optionee’s Deed, the cost of preparation of any documents required to be prepared by Optionee hereunder and one-half (1/2) of the Closing costs on the transaction.

(d)	Method of Closing and Transfer. Optionor and Optionee will execute and deliver such documents necessary to effectuate the Closing, including, but not limited to, the Closing Settlement Statement apportioning the Closing Costs referred to in Section 6(c), affidavits required by the Title Company, any resolutions, ordinances or other documents indicating the authority of the persons executing the Closing documents on behalf of each Party. Optionor will transfer title to the Property to Optionee by General Warranty Deed, free and clear of all encumbrances, excepting only (i) real estate taxes which are not due and payable for the year in which Closing occurs and (ii) easements and rights of way of record. It is expressly understood and agreed by the Parties that title herein to be furnished by Optionor to Optionee, is marketable title as set forth in Title Standard No. 4 of The Missouri, Bar. It is also agreed that any encumbrance or defect in title which is within the scope of any of the Title Standards of The Missouri Bar shall not constitute a valid objection on the part of Optionee, provided Optionor furnishes the affidavits, or other title papers, if any, described in the applicable Standard. On the Effective Date of this Option Agreement, on delivery of the Deed, Optionee shall pay the Purchase Price by cash, cashier’s check or other immediately available funds, subject to a credit for the Option Payment and adjustments necessary to reflect the Closing costs set out in the Settlement Statement.

(e)	Title Policy. At least twenty (20) days prior to the Closing Date of this transaction with one-half (1/2) of the cost thereof to be paid by each party, Optionor will cause to be issued and delivered to Optionee, a Commitment from a Title Insurance Company acceptable to Optionee for an Owner’s Policy of Title Insurance covering the Property, showing marketable title, in fact, as that term is developed and defined by the Title Examination Standards of the Missouri Bar, with said Commitment to provide for issuance of a policy in the amount of the Purchase Price herein provided for, upon recording of the Warranty Deed from Optionor to Optionee. Said policy shall be subject only to standard title exceptions and matters herein provided for.

(f)	Possession Upon Consummation of the Closing. On the Closing Date, Optionor shall deliver to Optionee the sole and exclusive possession of the Property, free and clear of the rights of any tenant of Optionee. Optionee shall not be responsible for any damage to growing crops occurring after its exercise of the Option granted hereby. Provided, however, Optionee shall use all reasonable means which will not interfere with its activities and operations to mitigate any damages to growing crops.
     7. OPTION TO REPURCHASE. Optionee acknowledges that it intends to construct and operate an ethanol production facility on the Property. Notwithstanding anything contained in the Agreement to the contrary, any Deed to Optionee shall contain a restriction that if substantial construction shall not be begun within twenty-four (24) months of the date of the Deed to Optionee, and completion of such construction diligently pursued thereafter, the Optionor shall have the option to repurchase the described premises at the original Purchase Price paid by Optionee. Optionor may exercise such option by giving written notice to Optionee within thirty (30) days of the completion of the twenty-four (24) month period and Closing shall occur within thirty (30) days of the date of such notice. Said Deed from Optionor to Optionee shall contain a further restriction that the Property shall not be subdivided or sold as less than one entire contiguous tract without the express written consent of the City of Sikeston, which said consent shall not be unreasonably withheld.
     8. OPTIONOR’S REPRESENTATIONS, WARRANTIES AND COVENANTS. In consideration for Optionee making the Option Payment and performing the due diligence contemplated hereunder, Optionor represents, warrants and covenants that in the exercise of the Option by Optionee, it will:
(a)	Use its best efforts to obtain any and all available grants, etc. for any infrastructure improvements that are needed;

(b)	Extend and/or repair Rose Boulevard and McCulloch Drive to the property. Provided, however, that Optionor shall have 24 months after construction on the plant begins to complete McCulloch Drive.

(c)	To take all actions necessary to obtain a fifty percent (50%) abatement of real estate taxes for ten (10) years in the existing enterprise zone if Optionee shall maintain employment of fifty (50) people for its first five (5) years of operation and to assist in any other tax abatements or relief as may be authorized by law except those that diminish municipal revenues.
The representations, warranties and covenants set forth in this Section 8 shall survive the Closing.

     9. NOTICES. Any notices, requests or other communications required or permitted to be given hereunder shall be in writing and shall be deemed given (except as otherwise provided herein) when received if (i) delivered by hand, (ii) deposited with a widely recognized national overnight courier service, or (iii) mailed by United States registered or certified mail, return receipt requested, postage prepaid, and in each case addressed to each Party at its address set forth below:

To Optionor:	DOUG FRIEND
City Manager
CITY OF SIKESTON
105 East Center
Sikeston, Missouri 63801

with a copy to:	CHARLES LEIBLE
Attorney at Law
P.O. Box 905
Sikeston, MO 63801

To Optionee:	BOOTHEEL AGRI-ENERGY, LLC

     Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice, request or other communication. By giving at least five (5) days prior notice thereof, any Party may, from time to time, at any time, change its mailing address hereunder.
     10. ASSIGNMENT. Optionee will not assign this Option to Purchase or its rights hereunder without the express written consent of Optionor. Such approval shall not be unreasonably withheld or delayed, provided, any assignment furthers the objective of construction or operation of an ethanol or other bio fuels plant or facilities for the capture, processing, transportation or use of byproducts of bio fuels.
     11. CONSTRUCTION. This Agreement shall be construed in accordance with the laws of the State of Missouri.
     12. RECORDING. This Agreement shall not be recorded. Upon the request of Optionee, Optionor and Optionee will execute a Memorandum of this Agreement which may be recorded in the public land records for Scott County, Missouri.
     13. ATTORNEYS’ FEES. In the event any Party brings suit to construe or enforce the terms hereof, or raises this Agreement as a defense in a suit brought by another party, the prevailing party is entitled to recover its attorney’s fees and expenses.
     14. MISCELLANEOUS. Notwithstanding anything to the contrary, the City intends to impose certain protective covenants on the property. The protective covenants will not be more restrictive than those of the Sikeston Business Technology & Education Park recorded in Book 511, Pages 879-907. Optionor acknowledges that Optionee proposes to construct a coal-fired bio fuels plant with grain and coal storage on the site. None of the restrictions or protective covenants shall materially interfere with Optionee’s intended use of the premises, including the erection and operation of a coal-fired bio fuels plant, with necessary fermentors, boilers, smokestacks and rail, open coal storage and grain handling facilities and related facilities for the capture, processing, transportation or use of byproducts of bio fuels.

Optionee’s obligation to close its purchase of the Property following exercise of the Option shall be conditioned upon its approval of said restrictions, which will not be unreasonably withheld or delayed.
     IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

CITY OF SIKESTON

By:

Mayor
“0ptionor”

ATTEST:

City Clerk

BOOTHEEL AGRI-ENERGY, LLC

By:

(Name)

(Title)

“Optionee”

EXHIBIT “A”
TRACT 16
A tract or parcel of land being a part U.S.P.S. 626 and 633, Township 26 North, Range 13 East, Scott County Missouri and being further described by metes and bounds as follows:
Commencing at the Northwest Corner of Lot 1 of Sikeston Business & Technology Park, 1st Addition to the City of Sikeston, Scott County, Missouri as recorded in the office of the Recorder of Deeds of Scott County, Missouri in Plat Book 15, Page 36; thence S 71°56’ W along the North line of said addition a distance of 190.00 feet to the Northwest Corner of said addition; thence N 18°04’00” W along an extension of the West line of said addition a distance of 463.00 feet for the point of beginning; thence continuing N 18°04’00” W a distance of 37.38 feet; thence S 71°56’00” W parallel to the North line of said Lot 1 a distance of 990.00 feet; thence N 18°04’00” W parallel to the West line of said addition a distance of 93.73 feet; thence N 3°54’18” E parallel with and 100.00 feet perpendicular to the West line of said U.S.P.S 626 a distance of 2276.11 feet; thence N 3°48’37” E parallel to and 100.00 feet perpendicular to the West line of said U.S.P.S. 633 a distance of 2025.82 feet to the South right-of-way line of County Road 468, said point being 40 foot south of the centerline thereof; thence S 86°31’14” E along said right-of-way line a distance of 960.68 feet to the West right-of-way line of the Burlington Northern-Sante Fe Railroad; thence S 18°04’00” E along said right-of-way line a distance of 3769.03 feet to a point N 18°04’00” W a distance of 463.00 feet from the Northeast corner of said Sikeston Business & Technology Park, 1st Addition; thence S 71°56’00” W parallel with the North line of said Sikeston Business & Technology Park, 1st Addition a distance of 1510.00 feet to the point of beginning and containing 158.42 acres, more or less. Subject to any and all easements, if any, affecting the same.
CERTIFICATION:
This survey and plat were executed in accordance with the requirements of the Standards for Property Boundary Surveys adopted by the Missouri Board for Architects, Professional Engineers and Land Surveyors, and the Missouri Department of Natural Resources.
John Chittenden, PLS 2108
Waters Engineering, Inc.